SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LENNAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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700 Northwest 107th Avenue

Miami, Florida 33172

(305) 559-4000

Notice of 2013 Annual Meeting of Stockholders

To the Stockholders of Lennar Corporation:

This is to notify you that the 2013 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 10, 2013, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders;

2.	To have an advisory vote on the Company’s compensation of named executive officers (a non-binding “say-on-pay” vote);

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2013; and

4.	To act upon any other matters that properly come to a vote at the annual meeting.

Only stockholders of record at the close of business on February 15, 2013 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. If you give a proxy, you may revoke it at any time before it is used and if you vote in person at the meeting; your proxy will automatically be revoked as to each matter on which you vote in person.

By Order of the Board of Directors

Mark Sustana

Secretary and General Counsel

Miami, Florida

March 1, 2013

700 Northwest 107th Avenue

Miami, Florida 33172

(305) 559-4000

2013 Annual Meeting of Stockholders

Proxy Statement

Solicitation of Proxies

Our Board of Directors is soliciting the accompanying proxy in connection with matters to be considered at our 2013 Annual Meeting of Stockholders to be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 10, 2013 at 11:00 a.m. Eastern Time. The individuals named on the proxy card will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote as follows:

(1)	FOR each of the eight nominees named in this proxy statement for election to the Board of Directors;

(2)	FOR approval of the Company’s compensation of named executive officers;

(3)	FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2013;

(4)	In their best judgment with respect to any other matters that properly come to a vote at the annual meeting.

The individuals who act as proxies will not vote shares that are the subject of a proxy card on a particular matter if the proxy card instructs them to abstain from voting on that matter or to the extent the proxy card is marked to show that some of the shares represented by the proxy card are not to be voted on that matter.

Record Date

Only stockholders of record at the close of business on February 15, 2013 will be entitled to notice of or to vote at this annual meeting or any adjournment of the meeting. On or about March 1, 2013, we are mailing a Notice of Availability of Proxy Materials, which describes how to obtain copies of this proxy statement, to all stockholders of record at the close of business on February 15, 2013.

Shares Outstanding and Voting Rights

We have two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 15, 2013, 161,024,071 shares of Class A common stock and 31,303,195 shares of Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

Counting Votes

The inspector of elections appointed for the meeting will count the votes that are cast by proxy or in person at the annual meeting. A majority in voting power, and not less than one-third in number, of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Shares as to which there are abstentions, and shares held by brokers that are not voted as to particular proposals, will nonetheless be included in determining whether a quorum is present or represented at the annual meeting. Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors. Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Neither abstentions from voting on a proposal described in this proxy statement nor broker non-votes will affect the outcome of the vote on that proposal.

Voting Requirements

Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve any of the other proposals.

How to Vote

To vote by mail:

(1)	Mark, sign and date your proxy card; and
(2)	Return your proxy card in the enclosed envelope.

To vote over the Internet:

(1)	Have your notice and proxy card available;
(2)	Log on to the Internet and visit the website noted on your proxy card;
(3)	Follow the instructions provided; and
(4)	Do not mail your proxy card.

To vote by telephone:

(1)	Have your notice and proxy card available;
(2)	Call the toll-free number listed on your proxy card;
(3)	Follow the recorded instructions; and
(4)	Do not mail your proxy card.

To vote in person if you are a registered stockholder:

(1)	Attend our annual meeting;
(2)	Bring a valid government issued photo identification; and
(3)	Deliver your completed proxy card or ballot in person.

To vote in person if your shares are held in “street name” (through a bank or broker):

(1)	Attend our annual meeting;
(2)	Bring a valid government issued photo identification; and
(3)	Obtain from your bank or broker a document that authorizes you to vote the shares that are held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

Revoking Your Proxy

You may revoke your proxy at any time before it is used:

(1)	In person at the annual meeting;
(2)	By a writing delivered to our offices before the proxy is used; or
(3)	By a later-dated proxy delivered to our offices before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot with regard to a matter, you will revoke your proxy as to that matter.

Cost and Method of Solicitation

We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees (“associates”) may solicit proxies personally or by telephone. We will not reimburse any Director, officer or associate for soliciting proxies. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to beneficial owners.

Principal Stockholders

The following table shows stock ownership information as of February 15, 2013 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(7)
Stuart A. Miller	Class B Common Stock	21,408,084	(1)(2)	68.4%
700 Northwest 107th Avenue Miami, FL 33172

FMR LLC	Class A Common Stock	26,427,509	(3)	16.4%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc	Class A Common Stock	12,752,555	(4)	7.9%
40 East 52nd Street New York, NY 10022
The Vanguard Group	Class A Common Stock	9,049,977	(5)	5.6%
100 Vanguard Blvd. Malvern, PA 19355
State Street Corporation	Class A Common Stock	8,385,216	(6)	5.2%
State Street Financial Center One Lincoln Street Boston, MA 02111

(1)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(2)	Includes 97,630 shares of Class B common stock owned by Mr. Miller and 1,878 shares of Class B common stock allocated to Mr. Miller’s account under the Company’s Employee Stock Ownership Plan.
(3)	Based on Amendment No. 7 to the stockholder’s Schedule 13G, filed on February 14, 2013. Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR LLC, beneficially owns 26,277,066 shares of Class A common stock as a result of acting as investment adviser to various registered investment companies (the “Funds”). One Fund, Fidelity Growth Company Fund, owns 12,900,077 shares of Class A common stock. Edward C. Johnson 3d has effective control of FMR LLC, and therefore may be deemed to be the beneficial owner of all shares of which FMR LLC is beneficial owner. FMR LLC has sole voting power with regard to 150,443 shares and sole dispositive power as to all 26,427,509 shares.
(4)	Based on Amendment No. 3 to the stockholder’s Schedule 13G, filed on February 12, 2013.
(5)	Based upon stockholder’s Schedule 13G filed on February 13, 2013. The stockholder has sole voting power with respect to 274,800 shares, sole dispositive power with respect to 8,786,977 shares, and shared dispositive power with respect to 263,000 shares of Class A common stock.
(6)	Based on stockholder’s Schedule 13G, filed on February 12, 2013.
(7)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class applicable on February 15, 2013.

Stock Ownership of Our Management

The following table shows beneficial ownership information as of February 15, 2013 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days after February 15, 2013. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

	Class of Common Stock
	Class A Common Stock			Class B Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(9)	Amount and Nature of Beneficial Ownership		Percent of Class(9)
Rick Beckwitt	1,121,767	(1)	*	—		*
Irving Bolotin	86,369	(4)	*	15,288		*
Steven L. Gerard	25,018	(4)	*	850		*
Theron I. (“Tig”) Gilliam	12,900	(2)	*	—		*
Bruce E. Gross	507,861		*	70,582		*
Sherrill W. Hudson	17,500	(5)	*	5,000		*
Jonathan M. Jaffe	1,342,345	(3)	*	37,820		*
R. Kirk Landon	43,300	(4)	*	22,380		*
Sidney Lapidus	115,159	(2)	*	39,996		*
Stuart A. Miller	2,040,678	(6)	1.3%	21,408,084	(7)	68.4%
Jeffrey Sonnenfeld	19,604	(2)	*	—		*
Mark Sustana	133,606		*	—		*
Directors and Officers as a Group (14 persons)	5,767,145	(8)	3.6%	21,607,959		69.0%

*	less than 1%
(1)	Includes options to purchase 144,187 shares of Class A common stock.
(2)	Includes options to purchase 7,500 shares of Class A common stock.
(3)	Includes options to purchase 150,000 shares of Class A common stock.
(4)	Includes options to purchase 5,000 shares of Class A common stock.
(5)	Includes options to purchase 2,500 shares of Class A common stock.
(6)	Mr. Miller has shared voting and investment power with respect to 182,650 shares of Class A common stock reflected in this table.
(7)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(8)	Includes options to purchase 336,687 shares of Class A common stock.
(9)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 15, 2013.

Each outstanding share of Class B common stock entitles the holder to ten votes and each outstanding share of Class A common stock entitles the holder to one vote. Thus, as of February 15, 2013, Mr. Miller had the power to cast 216,121,518 votes, which is 45.6% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group had the power to cast 221,510,048 votes, which is 46.7% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock.

Stock Ownership Guidelines

We have stock ownership guidelines for our Directors and certain of our executive officers. Under those guidelines, a person is expected to own, by a date not later than five years after the person is elected as a Director or is appointed to his or her position as an executive officer, shares of our common stock with a value on that date equal to the following multiple of the person’s annual directors fees or annual base salary:

Position	Multiple
Director	5x
Chief Executive Officer	6x
President	5x
Chief Operating Officer	5x
Chief Financial Officer	3x
Treasurer	2x
General Counsel/ Secretary	2x
Controller	2x

Until the required stock ownership level is achieved, a person is required to retain at least 50% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares used to pay taxes resulting from the vesting or exercise. If the required level is not achieved within five years after a person is elected as a Director or appointed to his or her position as an executive officer, until the required level is achieved, the person will be required to retain 100% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares used to pay taxes resulting from the vesting or exercise.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Specifically, from time to time the Board schedules calls with senior management to discuss the Company’s business strategies.

Our Board of Directors currently consists of eight members, each of whom has a term that ends at the time of the next Annual Meeting of Stockholders. Each of the eight nominees presented in the table below is currently a director and has been nominated for re-election to the Board.

The following table provides information about the nominees for election as Directors.

Director Nominees	Age	Director Since
Irving Bolotin	80	1974
Steven L. Gerard	67	2000
Theron I. (“Tig”) Gilliam	48	2010
Sherrill W. Hudson	70	2009
R. Kirk Landon	83	1999
Sidney Lapidus(1)	75	1997
Stuart A. Miller(1)	55	1990
Jeffrey Sonnenfeld	58	2005

(1)	Member of our Executive Committee.

At our 2013 annual meeting, the persons named in the accompanying proxy will vote FOR the election of each of the persons listed above to serve as a member of our Board of Directors until our next Annual Meeting of Stockholders, except to the extent that particular proxies contain instructions to do otherwise.

Biographical Information about Our Director Nominees

Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. During the past five years, Mr. Bolotin has served, and he currently serves, on the Boards of Directors of Rechtien International Trucks, Inc. and WPBT Channel 2. We believe Mr. Bolotin is particularly suited to contribute as a Director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as a director and Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States. Mr. Gerard was elected Chairman of CBIZ, Inc. in October 2002. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. During the past five years, Mr. Gerard has served on the Boards of Directors of CBIZ, Inc. and Joy Global, Inc. He currently is a director and a member of the Human Resources and Nominating Committee of Joy Global, Inc. We believe Mr. Gerard is particularly suited to contribute as a Director because of his experience as the chief executive officer and in other senior management positions of significant companies for many years.

Theron I. (“Tig”) Gilliam became a Director in June 2010. Mr. Gilliam is the former Regional Head of North America and former member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm. From 2002 until he joined Addeco in March 2007, Mr. Gilliam was with International Business Machines (“IBM”), serving among other things as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002. He currently serves on the board of directors of Insight Global, Inc. We believe Mr. Gilliam is particularly suited to contribute as a Director because of his expertise in matters related to supply chain management and human resources.

Sherrill W. Hudson has served as a Director of our Company since January 2008. Mr. Hudson is the Chairman of TECO Energy, Inc. He was Executive Chairman from August 2010 until becoming Chairman. From 2004 until August 2010, he was the Chief Executive Officer of TECO Energy. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. In addition to serving on the Board of TECO Energy, Mr. Hudson currently is a director of Publix Supermarkets, Inc. During the past five years, he also served on the board of directors of The Standard Register Company. We believe Mr. Hudson is particularly suited to contribute as a Director because of his extensive knowledge of accounting and his management experience.

R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. From 2001 to 2007, Mr. Landon served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1993 until 2006, Mr. Landon served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. From 1977 to 1995 he served as president, and then chief executive officer, of American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida. From 1991 to 1998, he served as Chairman and a Director of the Federal Reserve Bank of Atlanta (Miami branch). From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University and from 2005 to 2010, he served on the Board of Trustees of Florida International University. We believe Mr. Landon is particularly suited to contribute as a Director because of his background in insurance and bank regulatory matters.

Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, and was with Warburg Pincus from 1967 until his retirement at the end of 2007. During the past five years, Mr. Lapidus has served, and he currently serves, on the board of directors of Knoll, Inc. and The Neiman Marcus Group, Inc., as well as a number of non-profit organizations. We believe Mr. Lapidus is particularly suited to contribute as a Director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Stuart A. Miller has served as a Director of our company since April 1990 and has served as our chief executive officer since April 1997. Mr. Miller also served as President of our Company from April 1997 to April 2011. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997. Mr. Miller serves on the board of trustees of the University of Miami. We believe Mr. Miller is particularly suited to contribute as a Director because he is our chief executive officer and has extensive knowledge of our company, its operations and its strategic plans.

Jeffrey Sonnenfeld has served as a Director of our company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time. During the past five years, Mr. Sonnenfeld had served on the board of directors of Levity HR, Inc. and TheStreet.com. We believe Mr. Sonnenfeld is particularly suited to contribute as a Director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Corporate Governance

Structure of our Board

Until 2006, we had both a Chairman of the Board and a chief executive officer. When the then Chairman of the Board died in 2006, we did not replace him. Instead, we have a Lead Director, who presides over Board meetings and presides at all meetings of our independent Directors. Our Board believes that arrangement works well for us, because all but one of our Directors (our chief executive officer) is independent, and our Lead Director can cause the independent Directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the Directors any matters he thinks should be addressed by the Board and the independent Directors can, if they wish, cause the entire Board to meet in order to address matters. On the other hand, the Lead Director does not have any functions that might impair, or appear to impair, his independence.

Meeting Attendance

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each Director is required to attend substantially all meetings of the Board. During fiscal 2012, the Board of Directors met 5 times. Each Director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that Director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which he was serving. It is our policy to encourage Directors and nominees for Director to attend the annual meeting of stockholders. All members of our Board attended last year’s annual meeting of stockholders.

Independent Directors

Our Board of Directors has unanimously determined that seven of our eight Directors, Messrs. Bolotin, Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld, are “independent” Directors under the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the New York Stock Exchange Corporate Governance Standards. After considering any relevant transactions or relationships between each Director, or any of his or her family members, and the Company, our senior management or our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings in the absence of a Chairman (we have not had a Chairman since our former Chairman’s death in 2006) and presides at all meetings of our independent Directors. In connection with our regularly scheduled board meetings, our independent Directors regularly meet in executive sessions that exclude our non-independent Director and management. Mr. Lapidus presides over these executive sessions.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.

Audit Committee

The Audit Committee consists of Messrs. Hudson (Chairperson), Bolotin, Gerard and Landon. Our Board of Directors has determined that all the members of the Audit Committee are independent, and have all other required qualifications for service on our Audit Committee, under the New York Stock Exchange Corporate Governance Standards and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard and Mr. Hudson are audit committee financial experts, as that term is defined in SEC Regulation S-K. The Audit Committee met 10 times during fiscal 2012.

Our Board of Directors has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Audit Committee are:

(1)	to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and our internal auditors’ performance;

(2)	to prepare the report that appears in our annual meeting proxy statement; and

(3)	to provide an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.

The Audit Committee’s responsibilities also include direct supervision of our internal auditors; selecting and determining the compensation of our independent registered public accounting firm; pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm; meeting regularly with our independent registered public accounting firm, our management and our internal auditors; reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies or material weaknesses in our internal control over financial reporting reported to the Audit Committee by our chief executive officer or our chief financial officer; receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by associates and others regarding questionable accounting or auditing matters; and reviewing with our counsel legal compliance and legal matters that could have a significant impact on our financial statements. The Audit Committee also discusses and reviews our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation Committee

The Compensation Committee consists of Messrs. Gerard (Chairperson), Gilliam, Hudson and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Compensation Committee met 4 times during fiscal 2012.

Our Board of Directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the Compensation Committee’s principal functions are:

(1)	to recommend to the full Board of Directors the compensation of our principal executive officer;

(2)	to set compensation policies and programs and review management decisions regarding compensation of our senior executives, other than our principal executive officer;

(3)	to review the performance of our principal executive officer and our other executive officers;

(4)	to review with management the Compensation Discussion and Analysis that is prepared for inclusion in our proxy statement and to recommend whether that Compensation Discussion and Analysis should be included in the proxy statement; and

(5)	to prepare the Compensation Committee Report that appears in our proxy statement.

The Compensation Committee has the authority to engage compensation consultants. During 2012, the Compensation Committee consulted with Frederic W. Cook & Co., Inc., a compensation consulting firm, about the extent to which compensation of named executive officers qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code and regarding comments about our compensation programs made by Institutional Shareholder Services, Inc. In addition, our Board of Directors consulted with Frederic W. Cook & Co., Inc. about our director compensation program and took its advice into account in revising the way our directors are compensated. Our senior management did not use the services of compensation consultants during fiscal 2012.

Under the Lennar Corporation 2007 Equity Incentive Plan (as presently in effect), the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under that Plan to management (excluding awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act, and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2012 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

A further description of the Compensation Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. Sonnenfeld (Chairperson), Mr. Bolotin, and Mr. Gilliam. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Nominating and Corporate Governance Committee met 4 times during fiscal 2012.

Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	to identify individuals qualified to serve on the Board;

(2)	to recommend the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	to develop and recommend to the Board corporate governance guidelines applicable to us; and

(4)	to oversee the evaluation of the Board and management.

The Nominating and Corporate Governance Committee has authority to identify and evaluate director nominees from many sources, including nominees recommended by stockholders in accordance with the procedures described below. The Nominating and Corporate Governance Committee reviews the personal characteristics and professional competencies of director candidates with the Board members to ensure that the nominees selected are those best suited, from a corporate governance standpoint, to join our Board and oversee our strategies and operations.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and associates insist upon honest and ethical conduct throughout the company;

•

Knowledge of, and experience with regard to, at least some of the following: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	If applicable, ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time-to-time.

While our Nominating and Corporate Governance Committee believes diversity as to race, gender and ethnicity is beneficial to the Board of Directors, and takes that into account in considering potential Board members, the Nominating and Corporate Governance Committee would not recommend a person who it did not believe was an attractive and qualified director candidate simply to achieve diversity.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to the Company containing the following information:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, the appropriateness of adding another Director to the Board and the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.

Executive Committee

Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. Our Executive Committee consists of Messrs. Miller and Lapidus. The Executive Committee took action by unanimous written consent 5 times during fiscal 2012.

Independent Directors Committee

Our By-Laws provide that all Directors who are independent directors will meet from time to time, and in any event at least once each fiscal year, to consider at their meetings, and make recommendations to the Board of Directors or committees of the Board regarding, anything directly or indirectly related to the Corporation or its subsidiaries. In addition, an Independent Directors Committee, consisting of Messrs. Bolotin, Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnefeld, meets upon request by the Board to review or investigate matters referred or delegated to it by the Board and, to the extent appropriate, make recommendations to the Board with respect to those matters. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met 3 times during fiscal 2012.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics for our Directors, officers and associates is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on our website at www.lennar.com and are available in print to any stockholder who requests a copy from us.

If you would like to request copies of any of our committee charters, our Code of Business Conduct and Ethics, or our Corporate Governance Guidelines, please send your request to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.

Matters Related to Risk Management

Board Oversight of Our Exposure to Risk

Since 2007, our Board has followed the practice of identifying areas of risk that particularly affect our Company and assigning senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk identified by the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, liquidity, housing inventories, construction costs, homebuilding overhead, construction quality and warranty exposure, land availability, associate retention, mergers and acquisitions, legal matters, natural disasters, taxation and risks related to our Rialto segment.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board reviews. In addition, one of the responsibilities of the Audit Committee of our Board is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Effects of our Compensation Programs on Risk

All significant land acquisitions, debt incurrences and joint venture relationships are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our divisions often have performance goals that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

In 2012, we paid annual cash bonuses to our senior executives and other members of our senior management based upon achievement of performance goals. Similarly, we propose to pay cash bonuses with regard to 2013 to our senior management based upon achievement of performance goals. However, because most of the decisions that could expose us to significant risks, such as the amount of land we should purchase, relate to matters that affect our long term profitability but not our short term profitability, and because most of our senior executives have performance goals based on our results as a company, we do not think that our incentive bonus programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

Senior management in our Rialto segment share in an incentive pool that in fiscal 2012 consisted, and in fiscal 2013 will consist, of a percentage of the profits of that segment. While incentive compensation based on a single year’s profits can lead associates to recommend actions that will maximize short term profits even if they increase long term risks, we believe the possibility of this materially affecting us is minimized by the fact that all significant investment decisions regarding the Rialto segment or assets it manages must be approved by our senior corporate management.

With regard to our Lennar Financial Services segment, although the compensation of associates may be affected by the number of mortgages we originate, because we sell substantially all the mortgages we originate within 60 days after we fund them, we do not believe our compensation system creates incentives for our associates to do things that expose us to significant risks.

Stock options and restricted stock we grant have long-term vesting periods, which we believe align the performance of our executives with the long-term goals of the Company.

Director Compensation

During 2012, our Board of Directors consulted with Frederic W. Cook & Co., Inc. about our director compensation program and took its advice into account in revising our directors’ compensation. Beginning in our 2013 fiscal year, non-employee Directors will be paid annual fees of $90,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A common stock. This fee reflects the first increase in the annual fee paid to directors since 2005, when the fee was set at $50,000, with the exception of a yearly grant of 2,000 restricted shares of common stock that was authorized in 2007. One half of the shares are not transferable (other than to the Director’s estate) until three years after the last day of the quarter in which they are issued.

On the advice of the compensation consultant that it was no longer market practice to pay committee members on a per meeting basis, beginning in our 2013 fiscal year, non-employee Directors will receive annual retainers, payable quarterly in cash, for serving on our Audit, Compensation and Nominating and Corporate Governance Committees. Those who serve on our Audit Committee will be paid a retainer of $25,000 (or

$30,000 for the committee Chairman); those who serve on our Compensation Committee will be paid a retainer of $15,000 (or $20,000 for the committee Chairman); and those who serve on our Nominating and Corporate Governance Committee will be paid a retainer of $10,000 (or $15,000 for the committee Chairman).

A Director may elect to defer payment of both the cash and stock portion of fees until he no longer serves as a Director of our company. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the last reported sale price of the Class A common stock on the date of the relevant meeting) is credited to the director’s deferred compensation account. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the directors’ accounts and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value at the time of termination of the number of phantom shares of Class A common stock credited to the director’s account.

Beginning in our 2013 fiscal year, our Lead Director will receive an additional $75,000 per year for his services in that capacity, paid quarterly in cash.

In addition to the fees described above, each year, on the date of our annual meeting of stockholders, each non-employee Director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair value of our Class A common stock on that date. These options become exercisable six months after the grant date and expire on the third anniversary of the grant date or thirty days after the non-employee Director leaves the Board of Directors; however, if the non-employee Director is eligible to retire pursuant to the 2007 Equity Incentive Plan, his options will remain valid for one year. Directors also receive an annual grant of 2,000 shares of our Class A common stock on the date of our annual meeting of stockholders. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the date of grant.

Our chief executive officer, who is our only employee-director, receives no additional remuneration for his service as a Director.

The following table sets forth compensation information for our last fiscal year for all of our Directors except our chief executive officer. The compensation of our chief executive officer is described in the section of this Proxy Statement captioned “Executive Compensation.”

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation($)(5)	Total($)
Irving Bolotin	50,750	76,500	14,300	—	—	339	141,889
Steven L. Gerard	—	51,500	14,300	77,500	5,745	240	149,285
Theron I. (“Tig”) Gilliam	—	51,500	14,300	64,250	1,139	240	131,429
Sherrill W. Hudson	—	51,500	14,300	85,750	4,211	240	156,001
R. Kirk Landon	—	51,500	14,300	78,000	6,528	240	150,568
Sidney Lapidus	—	51,500	14,300	77,000	3,146	240	146,186
Jeffrey Sonnenfeld	—	51,500	14,300	62,000	3,781	240	131,821

(1)	Includes shares with a value of $25,000 issued to Mr. Bolotin as payment of 50% of his annual fee. Also includes an award of 2,000 shares of Class A common stock, having a grant date fair value of $25.75 per share, issued to each of the directors on April 11, 2012. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance.
(2)	Represents the grant date fair value of awards calculated using the Black-Scholes option-pricing model, which is different from the amounts recognized for financial statement reporting purposes for the year ended November 30, 2012. An award of options to purchase 2,500 shares of Class A common stock, with a fair value of $5.72 per share, was made to each of the directors on April 11, 2012. Further information regarding the assumptions used in the calculation of the grant date fair values of option awards can be found in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2012. As of February 15, 2013, Messrs. Gilliam, Lapidus and Sonnenfeld each held options to purchase 7,500 shares of Class A common stock, Messrs. Bolotin, Gerard and Landon each held options to purchase 5,000 shares of Class A common stock and Mr. Hudson held options to purchase 2,500 shares of Class A common stock.
(3)	Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld have elected to defer payment of both the cash and stock portions of their fees. As part of this deferral, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based on the closing sales price of the Class A common stock on the date of the relevant meeting or meetings) are credited to their deferred compensation accounts. Sums equal to any dividend paid with regard to the Class A common stock are also credited to their accounts and treated as though they were used to purchase additional shares of Class A common stock on the day the dividend was paid. Upon termination of a deferred compensation account, a director will receive cash equal to the value of the number of shares of Class A common stock credited to the director’s account.
(4)	Represents sums equal to dividends on phantom shares credited to the director’s deferred compensation account.
(5)	Represents sums equal to dividends on stock awards that were not factored in calculating the grant date fair value of the awards.

Executive Compensation

Compensation Discussion and Analysis

Overview

Our compensation program for executive officers is intended to attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on individual performance, on performance with regard to particular aspects of our business, and, as to our senior management, our performance as a company. Historically, our executive compensation program has consisted of the following components:

•	base salary;

•	cash bonuses;

•	stock options or restricted stock; and

•	vacation, medical, 401(k) and other employee benefits, which are generally available to associates.

We do not have employment contracts, change-in-control agreements or any other severance programs for our executives. However, most of our equity incentive programs provide for acceleration of vesting with regard to an associate (i.e., employee) if there is a change in control of us and, within 24 months after the change in control, we terminate the associate’s employment without cause or the associate terminates his or her employment for good reason (‘cause” and “good reason” each being specifically defined in the applicable plan).

Our compensation policy has been to offer market driven base salaries commensurate with each associate’s position in the Company and individual performance, and to have a substantial portion of the total compensation paid to our senior officers be highly variable based upon individual and Company performance and include an equity component to align the interests of senior officers with those of our stockholders. Normally, we have set specific operating goals for our senior officers which have determined their bonus opportunities and we have determined the split between cash and equity based upon our performance as a Company, individual performance and industry and market conditions. However, during the two years prior to 2010, that was not the case.

From the beginning of fiscal 2007 at least until 2011, there was a major dislocation in the market for new homes that significantly reduced the number of homes we could sell and the prices at which we could sell them. Primarily because of this, we reduced our head count from 13,000 associates at November 30, 2006 to 3,873 associates at November 30, 2009. Under those circumstances, the Compensation Committee of our Board of Directors felt it would not be appropriate for us to pay cash bonuses to our senior executives for 2008 and 2009, and all incentive compensation to our senior executives with regard to those years was in the form of stock options and restricted stock. Since November 30, 2009, there has been a gradual increase in our head count, and at November 30, 2012, we had 4,699 associates.

Beginning in fiscal 2010, we resumed operating profitably despite a continuing reduced demand for new homes, and we had a number of other significant accomplishments. In particular, in fiscal 2012 compared with fiscal 2011, our revenues increased by 33%, our home deliveries increased by 27%, our new home orders increased by 37%, our year-end backlog of purchase contracts increased by 87%, our home sales gross margin increased by 280 basis points to 22.7% (which is the highest of any publicly traded national homebuilder), our home sales operating margin increased by 490 basis points, and our home sales selling, general and administrative costs as a percentage of home sales revenue was reduced by 210 basis points. With only two isolated exceptions, our improvement in 2012 compared with 2011 in each of these categories exceeded the improvement experienced by any of the homebuilders in what we view as our peer group. Because of our improved results, in each of fiscal 2010, 2011 and 2012, the Compensation Committee approved both restricted stock grants and cash bonuses for our senior executives.

At our 2012 Annual Meeting of Stockholders, 84.8% of the votes that were cast by our stockholders (and 65.4% of the votes that were cast by stockholders other than Stuart Miller, our Chief Executive Officer) with regard to a non-binding vote on our compensation of our named executive officers were voted to approve the way we were compensating them.

Executive Compensation Objectives

Our primary objectives with regard to compensation of our executives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	recognize valuable individual performance and motivate executives to maximize the Company’s short-term and long-term performance;

•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;

•	align the interests of our executives with those of our stockholders; and

•	promote adherence to corporate governance, company policy and values.

In order to attract, motivate and retain experienced and talented executives, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We also believe it is important to have a portion of an executive’s overall compensation tied to his or her day-to-day value to the Company. When reviewing an executive’s value to the Company, we review factors such as industry experience, the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and ability to work as an important member of senior management and serve as a leader for other associates. Because of market conditions, for several years prior to 2010, we had not sought to attract executives at operational levels. During 2010, we formed a new segment, our Rialto segment, which invests, and manages funds and entities that invest, in distressed real estate and mortgage related assets. Recently, we have become significantly involved in multifamily housing, primarily through joint ventures that we manage. Both of these expansions of our activities have required us to attract a substantial number of experienced executives. In addition, since 2010, we have been opening new communities, which has required us to attract new personnel and has made it very important that we retain the executives who are responsible for our homebuilding operations, as well as retaining the senior executive officers who were responsible for directing our responses to the depressed housing markets of 2007 to 2010 and have been responsible for our efforts to maximize the extent to which we take advantage of the resumed demand for new homes that we are experiencing in many areas of the country.

Process for Determining Compensation

Authority and Role of Compensation Committee

Our Compensation Committee evaluates and approves the compensation for our chief executive officer and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our chief executive officer are made on the basis of the factors it believes to be applicable (discussed below). Its determinations regarding the compensation of our other corporate level executive officers take into account information about compensation being paid by other homebuilders or companies engaged in other activities of the type in which we are engaged, as well as recommendations by our chief executive officer and other members of our senior management, and any other factors the Compensation Committee believes to be applicable.

The Compensation Committee also administers our equity programs, including awards under our 2007 Equity Incentive Plan.

Role of Chief Executive Officer

Our Chief Executive Officer reviews the performance of our executive officers, other than himself, and makes compensation recommendations to the Compensation Committee regarding these executive officers.

Compensation Consultants

The Compensation Committee has the authority to engage compensation consultants. During 2012, the Compensation Committee consulted with Frederic W. Cook & Co., Inc., a compensation consulting firm, about the extent to which compensation of named executive officers qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code and regarding comments about our compensation programs made by Institutional Shareholder Services, Inc. In addition, our Board of Directors consulted with Frederic W. Cook & Co., Inc. about our director compensation program and took its advice into account in revising the way our directors are compensated. Our senior management did not use the services of compensation consultants during fiscal 2012.

Review of Compensation

The Compensation Committee reviews the compensation of our executive officers and other key employees at least annually, and reviews elements of our compensation program between annual reviews. In addition to the Compensation Committee’s holding formal meetings, the Compensation Committee Chairperson and other members of the Compensation Committee have discussions with management during the year and the Compensation Committee members receive market summaries and survey data regarding executive compensation matters. In particular, the Compensation Committee receives summaries of information disclosed in public filings by companies we view to be in our peer group of publicly traded homebuilders (during 2012 these were Beazer Homes USA, Inc.; D.R. Horton, Inc.; Toll Brothers, Inc., Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; PulteGroup, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Meritage Homes Corp.) and it reviews information about compensation levels generally paid by Fortune 500 companies. However, the Compensation Committee has not targeted a particular relationship between our executive compensation and that of the peer group companies, the Fortune 500 companies or any other group of companies.

Allocations among various types of compensation

Our Compensation Committee is very much aware that providing a significant portion of executives’ compensation in the form of equity helps attract and motivate highly qualified and experienced executives. Further, deferring the vesting of equity (or non-equity) compensation has a retention effect, particularly if there are annual awards with deferred vesting, so a “stack” of awards from multiple years will vest in each future year. Therefore, in determining the portions of the compensation of executives that should be in the form of base salary, cash bonuses and equity, our objective is to combine competitive base salaries with performance based cash incentives and equity compensation in a manner that we believe will enable us to attract and retain highly qualified executives and align the interests of our senior executives with those of our stockholders. However, with regard to our senior executives, including the named executive officers, our management and our Compensation Committee determines the appropriate mix of current, deferred, cash and equity compensation with regard to each senior executive individually, rather than relying on a set formula or percentage allocation.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement, except for the chief financial officer. However, Section 162(m) allows deduction of qualified performance-based compensation if certain requirements are met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances.

Both our 2007 Equity Incentive Plan and our 2012 Incentive Compensation Plan include lists of possible criteria that may be used as the basis for performance requirements with regard to compensation awards. The cash bonuses we have awarded to our executive officers during the last several years all have been subject to achievement of performance goals and the awards of restricted stock to Stuart Miller, Rick Beckwitt and Jon Jaffe, each of whom is one of the executive officers required to be named in this proxy statement, have been subject to achievement of performance goals.

Use of Compensation Survey Data

We use compensation data regarding what we view as our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to the Company. However, we do not target a specific relationship between our executive compensation and that of the peer group companies. The peer group compensation data is generally compiled from publicly available information. The publicly traded homebuilding companies we view as being in our peer group are Beazer Homes USA, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; Toll Brothers, Inc., KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; PulteGroup, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Meritage Corp.

Components of Compensation

Base Salary

Base salaries paid to our executive officers serve to provide a fixed or base level of compensation to them. When reviewing and setting an executive’s base salary, we consider these factors:

•	level of experience and responsibility;

•	ability to contribute to meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our peer group; and

•	recommendations of our Chief Executive Officer, other than as to himself.

Due to unfavorable economic conditions with regard to homebuilding, in 2006 we implemented a base salary freeze for management, which we continued through fiscal 2012. Accordingly, the base salaries of the named executive officers have remained the same for the last four years, except for our President (whose base salary was increased in 2010 from $700,000 to $800,000) and our Secretary and General Counsel (whose base salary was increased in steps from $285,000 in 2009 to $300,000 in 2010, to $360,000 in 2011 and 2012). The base salary of our chief executive officer has remained unchanged since 2003.

When setting base salaries, we do not use a percentage or ratio that the base salary should be in relation to total compensation. However, the lack of frequency with which we have changed the base salaries of our named executive officers reflects our view that performance should be rewarded primarily with annual bonuses and equity awards rather than with increases in base salaries.

Cash Bonuses

Although for many years our compensation program had included cash bonuses, because our business went through a serious contraction, and we had operating losses and net losses in 2007, 2008 and 2009, we did not pay cash bonuses in 2008 or 2009 to any of our named executive officers or to most of the other members of our senior management. We returned to profitability beginning in the second quarter of 2010 and paid cash bonuses with regard to that year and with regard to 2011 and 2012.

At the end of fiscal 2011, our Compensation Committee approved a bonus program for fiscal 2012. Under this bonus program, various of our officers and key associates were assigned performance goals and associated target bonuses for 2012, with the amounts of their actual bonuses to depend on the extent to which particular associates performance goals were realized. As is the case every year, all bonuses were subject to reduction at the discretion of the Compensation Committee if it felt that the Company’s performance for the year did not justify the level of bonuses that had been awarded.

Stock Option Grants under the Company’s 2007 Equity Incentive Plan

For a number of years, we made stock option grants to key associates during the first quarter of the fiscal year after we had a chance to evaluate our performance for the prior fiscal year. In addition to these annual grants, we sometimes granted options to new associates upon hire or to current associates upon promotion. However, since 2009, we have not made stock option awards to our key associates. Instead, we have awarded annual equity incentive compensation in the form of restricted stock. We do make annual stock option awards to our directors. See “Director Compensation.”

Restricted Stock Awards under the Company’s 2007 Equity Incentive Plan

During recent years, the equity incentive compensation we have awarded to members of our senior management has been in the form of restricted stock. We believe that giving equity incentives to our senior executives in the form of restricted stock has a number of benefits, including:

•	it aligns management interests with those of our shareholders;

•	it motivates our management to maximize our long term, as well as our short term, performance;

•	it helps us attract and motivate highly qualified and experienced executives;

•	to the extent it involves deferred vesting, it helps retain key personnel.

At a meeting in June 2012, our Compensation Committee reviewed the effect our three year restricted stock grant program, which expired in 2012, had on our retention of our senior executives. It found that:

•	there were no senior management departures during the program;

•	56% of the 4.7 million shares granted over the last 3 years were still not vested, and therefore were continuing to act as an incentive for holders to remain in our employ;

•	92% of the restricted shares that vested over the prior five years (other than shares sold to pay taxes when they became vested) were still held by management.

Among other things, our management and the Compensation Committee concluded that, because of the “stacking” effect, a program of annual grants provides better employee retention benefits than a one-time grant.

At the June 2012 meeting, our Compensation Committee reviewed an analysis of the benefits of making 2012 restricted stock awards in July, rather than waiting until after our fiscal year expires on November 30, 2012. It also considered whether we should, as we had in the past, limit restricted stock awards to our senior management, or whether we should make restricted stock awards to a wider group of key employees. It decided to make restricted stock awards in July rather than at the end of our fiscal year for the reasons, among others, that (i) no equity awards had been made to key employees other than our senior management since grants of options in 2008; which will become fully vested during July 2012 and will expire in July 2013; so unless equity incentive awards were made promptly to key associates below the senior management level, many of them soon would have no equity incentives, and (ii) if restricted stock vests in July, vesting will occur at a time when, associates can sell shares in order to obtain funds with which to pay taxes, instead of at a time when they would be prohibited by our policy from selling shares until after we announce our year-end earnings. The Compensation Committee also approved a new multi-year restricted stock program for senior management (currently 17 persons), but with the number of shares generally reduced to approximately 50% of the number of shares they were awarded under the prior three year program (reflecting the substantial increase in the price of our stock during the preceding three years). And it approved one-time grants of restricted stock to our Division Presidents, our key Regional managers and other key associates (87 persons). One-third of the restricted stock awarded to an associate would vest on each of the first three anniversaries of the date of grant and unvested shares would, under most circumstances, be forfeited if the associate terminated his or her employment with us. This was different from the prior three year program, under which 25% of the restricted stock vested on the day of the grant, and 25% vested on each of the next three anniversary dates.

The numbers of restricted shares to be awarded to members of our senior management were based upon recommendations by our chief executive officer and other members of our senior management, following a review by our Compensation Committee of a review of the total compensation our senior managers have received over the last five years and a comparison of their 2011 compensation with that at the peer group of companies described above who perform similar functions. However, the awards were based upon evaluations of individual senior managers, and not upon a policy of how the compensation to our senior managers should compare with that of employees of our peers.

Equity Related Guidelines

We have stock ownership guidelines for our Directors and certain of our executive officers. See “Stock Ownership of our Management — Stock Ownership Guidelines.” In addition, we have a policy that prohibits all associates from trading in puts, calls or similar options on our stock and from engaging in short sales of our stock.

Other Compensation and Benefits

The named executive officers receive vacation, medical, 401(k) and other benefits that are generally available to all of our associates.

Compensation of our Chief Executive Officer

With regard to fiscal 2012, Stuart A. Miller, our Chief Executive Officer, received the same base salary ($1,000,000) that he had received each year since 2003. Also, at the beginning of 2012, the Compensation Committee determined that Mr. Miller would receive a cash bonus with regard to fiscal 2012 equal to 2% of our 2012 pretax income (adjusted to eliminate some non-recurring items). Mr. Miller’s cash bonus with regard to fiscal 2012 was $5,584,190.

In November 2011, the Compensation Committee had awarded our Chief Executive Officer 500,000 shares of restricted stock under our 2007 Equity Incentive Plan. Vesting of the first 25% of that award (like the first 25% of awards made at that time to our President and to our Chief Operating Officer) was subject to our achieving at least one of two performance goals for the first six months of fiscal 2012. Those performance goals related to our customer satisfaction rating and our total revenues. At a meeting held on June 25, 2012, the Compensation Committee certified that both of those performance goals had been achieved. The remaining installments of the award were subject to our achieving at least two of four performance goals for all of fiscal 2012. Those performance goals related to our EBITDA, our homebuilding debt to equity ratio, our customer satisfaction rating and our total revenues. In November 2012, the Compensation Committee certified that all four of the performance goals were met.

On June 25, 2012, the Compensation Committee approved an award to our Chief Executive Officer of 200,000 shares of restricted stock that were granted on July 2, 2012 with a market value (without taking account of the restriction) of $6,220,000. Those shares would vest (i.e., would become non-forfeitable) one-third on each of the first, second and third anniversaries of July 2, 2012. However, the grant of the restricted shares was subject to our achieving at least three of five performance goals at November 30, 2012 or for the last six months of fiscal 2012. The performance goals related to the ratio of our homebuilding debt to total capital, our total revenues, the number of homes we sold, our customer satisfaction rating (for the most recent two quarters for which ratings had been reported by November 30, 2012) and our gross margin. In January 2013, the Compensation Committee certified that all five of the performance goals were met.

The decision regarding Mr. Miller’s 2012 base salary, the number of restricted shares he would receive and the manner in which Mr. Miller’s cash bonus would be determined were each based on the view of the Compensation Committee as to what would be appropriate compensation in view of Mr. Miller’s responsibilities and his expected contributions to our company, as well as his achieving the performance goals established at the beginning of the year.

Our Compensation Committee decided in January 2013 that Mr. Miller would be eligible to receive a cash bonus under our 2012 Incentive Compensation Plan with regard to fiscal 2013 equal to 2% of our pretax income (adjusted to eliminate some non-recurring items). That bonus may be adjusted downward at the sole discretion of the Compensation Committee, based on its assessment of the quantitative and qualitative performance of our Chief Executive Officer. In connection with his receiving the bonus opportunity, Mr. Miller signed an agreement that for 12 months following termination of his employment with our Company, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compensation of our President and our Chief Operating Officer

With regard to fiscal 2012, Rick Beckwitt, our President, and Jon Jaffe, our Chief Operating Officer, each received a base salary of $800,000, which was the same as the base salary each of them had received the prior year. Also, at the beginning of 2012, the Compensation Committee determined that Mr. Beckwitt and Mr. Jaffe would each have a target bonus equal to 1.5% of our 2012 pretax income (adjusted to eliminate some non-recurring items), and that, based upon their performance, they could be awarded up to 120% of that amount. In December 2012, each of them was awarded a bonus with respect to fiscal 2012 equal to 120% of their target bonus, which equaled $5,025,771 with regard to each of them. They were each awarded 120% of the target bonus because of a determination that each of them had made a significant contribution to the outstanding results we achieved in fiscal 2012.

In November 2011, the Compensation Committee had awarded each of our President and our Chief Operating Officer 250,000 shares of restricted stock under our 2007 Equity Incentive Plan. Vesting of the first 25% of each of those awards (like the first 25% of an award made at that time to our Chief Executive Officer) was subject to our achieving at least one of two performance goals for the first six months of fiscal 2012. Those performance goals related to our customer satisfaction rating and our total revenues. At a meeting held on June 25, 2012, the Compensation Committee certified that both of those performance goals had been achieved. The remaining installments of the award were subject to our achieving at least two of four performance goals for all of fiscal 2012. Those performance goals related to our EBITDA, our homebuilding debt to equity ratio, our customer satisfaction rating and our total revenues. In November 2012, the Compensation Committee certified that all four of the performance goals were met.

On June 25, 2012, the Compensation Committee approved an award to Mr. Beckwitt of 175,000 shares of restricted stock that were granted on July 2, 2012, with had a market value (without taking account of the restriction) of $5,442,500. On June 25, 2012, the Compensation Committee also approved an award to Mr. Jaffe of 125,000 shares of restricted stock that were granted on July 2, 2012, with a market value (without taking account of the restriction) of $3,887,500. Those shares would vest (i.e., would become non-forfeitable) one-third on each of the first, second and third anniversaries of July 2, 2012. However, the grant of the restricted shares was subject to our achieving at least three of five performance goals at November 30, 2012 or for the last six months of fiscal 2012. The performance goals related to the ratio of our homebuilding debt to total capital, our total revenues, the number of homes we sold, our customer satisfaction rating (for the most recent two quarters for which ratings had been reported by November 30, 2012) and our gross margin. In January 2013, the Compensation Committee certified that all five of the performance goals were met.

The decisions regarding the 2012 base salaries of Messrs. Beckwitt and Jaffe and the manner in which their cash bonuses would be determined were each based on the view of the Compensation Committee as to what would be appropriate compensation in view of Mr. Beckwitt’s and Mr. Jaffe’s respective responsibilities and contributions to our company, as well as their achieving the performance goals established at the beginning of the year. The decision as to the number of restricted shares they would receive and the percentage of their target bonuses they would receive was based on the evaluation of the contribution they were making to our company, and with regard to the percentage of their target bonuses, the extent to which they had contributed to the outstanding results we achieved in fiscal 2012.

Our Compensation Committee decided in January 2013 that Mr. Beckwitt and Mr. Jaffe each would be eligible to receive a cash bonus under our 2012 Incentive Compensation Plan with regard to fiscal 2013 equal to 1.5% of our pretax income (adjusted to eliminate some non-recurring items). That bonus may be adjusted downward at the sole discretion of the Compensation Committee, based on its assessment of the quantitative and qualitative performance of our Mr. Beckwitt or Mr. Jaffe. In connection with his receiving the bonus opportunity, Mr. Beckwitt and Mr. Jaffe each signed an agreement that for 12 months following termination of his employment with our Company, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compensation of Other Named Executive Officers

Bruce E. Gross, a Vice President and our Chief Financial Officer, received the same base salary ($650,000) each year since 2007, and Mark Sustana, our Secretary and General Counsel, had a base salary of $285,000, $300,000, $360,000 and $360,000 in 2009, 2010, 2011 and 2012, respectively. In addition, during fiscal 2012, Mr. Gross was awarded 37,500 shares of restricted stock, with a grant date fair value of $1,166,250 and Mr. Sustana was awarded 15,000 shares of restricted stock, with a grant date fair value of $466,500. One-third of the shares awarded to each of Mr. Gross and Mr. Sustana will vest on the first, second and third anniversaries of the date of grant. In keeping with the general policy of the Compensation Committee regarding awards of restricted stock to members of our senior management, the number of shares awarded to each of Mr. Gross and Mr. Sustana was 50% of the number of shares each had been awarded each year under a three year program that was in effect with regard to 2009 through 2011, and had a date of grant market value that was approximately 85% of the grant date fair market value of the restricted shares each was awarded with regard to fiscal 2011.

Our Compensation Committee had established formulas for determining the cash bonuses to which Mr. Gross and Mr. Sustana would be entitled with regard to 2012. Each of them could be entitled to a target award equal to a percentage of base salary (100% for Mr. Gross and 70% for Mr. Sustana), of which up to 60% of the target award would be based on individual performance and up to 40% of target award would be based on factors related to corporate governance, adherence to Company policies and procedures and internal audit evaluation, as determined by the Governance Committee of our Board of Directors. The bonus would then be between 0% and 120% of the target award that was earned, based on the extent to which we achieved our Business Plan. Both Mr. Gross and Mr. Sustana were found to be entitled to the full amount of their respective target awards, and their bonuses were 120% of their respective target awards because we exceeded our Business Plan by more than 120%.

Our Compensation Committee also established formulas for determining the cash bonuses to which the members of our senior management will be entitled with regard to fiscal 2013. Each of them will have an opportunity to earn a target award (which with regard to Mr. Gross may be as high as 150% of base salary and with regard to Mr. Sustana may be as high as 100% of base salary) and to receive a bonus that will be between 0% and 150% of the target award, depending on the percentage our pretax income is of the pretax income anticipated by our Business Plan, each adjusted to eliminate some non-recurring items, (i.e. if we achieve 50% of our Business Plan, the bonus will be 50% of the target award that is earned, if we achieve 150% of our Business Plan, the bonus will be 150% of the target bonus that is earned).

The formula for determining Mr. Gross’ target award based on his performance will be:

Performance Criteria	Portion of 150% Target Award	Performance Levels/ Target Bonus Opportunity
		THRESHOLD	% OF TARGET
Individual performance — Based on annual performance appraisal review and a 5-point scale; determined at the end of the fiscal year by the current supervisor.	60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation — As determined by the Corporate Governance Committee of the Board of Directors.	40%	Good Very Good Excellent	10% 25% 40%
Lennar Financial Services Pretax Income	50%	<$47 million >$47 million >$62 million >$77 million >$85 million	0% 20% 30% 40% 50%
TOTAL	150%

The formula for determining Mr. Sustana’s target award based on his performance will be:

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		THRESHOLD	% OF TARGET
Individual performance — Based on annual performance appraisal review and a 5-point scale; determined at the end of the fiscal year by the current supervisor.	60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation — As determined by the Corporate Governance Committee of the Board of Directors.	40%	Good Very Good Excellent	10% 25% 40%
TOTAL	100%

In connection with his receiving the bonus opportunity, Mr. Gross and Mr. Sustana each signed an agreement that for 12 months following termination of his employment with our Company, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on its reviews and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Steven L. Gerard, Chairperson;

Theron I. (“Tig”) Gilliam;

Sherrill W. Hudson;

R. Kirk Landon

Summary Compensation Table

The following table sets forth compensation information for our last three fiscal years with regard to (i) our principal executive officer, (ii) our principal financial officer and (iii) our other three most highly compensated executive officers during fiscal 2012, to whom we refer collectively as the “named executive officers.”

Name	Year	Salary($)	Stock Awards($)(1)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(2)	Total($)

Stuart A. Miller	2012	1,000,000	6,220,000	—	5,584,190	—	154,121	12,958,311
Chief Executive Officer	2011	1,000,000	9,205,000	—	1,552,580	—	108,230	11,865,810
	2010	1,000,000	7,595,000	—	1,000,000	—	68,230	9,663,230

Rick Beckwitt	2012	800,000	5,442,500	—	5,025,771	—	101,567	11,369,838
President	2011	800,000	4,602,500	—	776,290	—	83,230	6,262,020
	2010	800,000	3,797,500	—	1,000,000	—	66,122	5,663,622

Jonathan M. Jaffe	2012	800,000	3,887,500	—	5,025,771	—	104,121	9,817,392
Vice President and	2011	800,000	4,602,500	—	776,290	—	83,230	6,262,020
Chief Operating Officer	2010	800,000	3,797,500	—	1,000,000	—	63,384	5,660,884

Bruce E. Gross	2012	650,000	1,166,250	—	780,000	—	37,521	2,633,771
Vice President and	2011	650,000	1,380,750	—	530,197	—	32,830	2,593,777
Chief Financial Officer	2010	650,000	1,139,250	—	325,000	—	31,630	2,145,880

Mark Sustana	2012	360,000	466,500	—	302,400	—	16,859	1,145,759
Secretary and	2011	352,846	552,300	—	205,553	—	16,335	1,127,034
General Counsel	2010	300,000	455,700	—	150,000	—	16,780	922,480

(1)	This column represents the grant date fair values of stock awards, calculated using the end of day closing stock price of Lennar’s Class A common stock on the grant date. Further information regarding the assumptions used in the calculation of the grant date fair values of stock awards can be found in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2012. Stock awards granted in 2012 to Mr. Miller, Mr. Jaffe and Mr. Beckwitt are performance based awards.
(2)	All other compensation consists of dividends on restricted stock awards that were not factored in calculating the grant date fair value of the awards, car allowances provided or car lease payments made by us on behalf of certain executives, matching payments by us under the 401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

Name	Year	Dividends($)	Car Allowance/Lease Payments($)	401K Match($)	Term Life Insurance($)	Long-Term Disability Insurance($)	Total All Other Compensation($)
Stuart A. Miller	2012	146,000	—	7,500	297	324	154,121
Chief Executive Officer	2011	100,000	—	7,350	430	450	108,230
	2010	60,000	—	7,350	430	450	68,230
Rick Beckwitt	2012	80,000	20,000	946	297	324	101,567
President	2011	55,000	20,000	7,350	430	450	83,230
	2010	40,200	17,692	7,350	430	450	66,122
Jonathan M. Jaffe	2012	76,000	20,000	7,500	297	324	104,121
Vice President and	2011	55,000	20,000	7,350	430	450	83,230
Chief Operating Officer	2010	39,000	16,154	7,350	430	450	63,384
Bruce E. Gross	2012	21,000	8,400	7,500	297	324	37,521
Vice President and	2011	16,200	8,400	7,350	430	450	32,830
Chief Financial Officer	2010	15,000	8,400	7,350	430	450	31,630
Mark Sustana	2012	8,800	—	7,500	235	324	16,859
Secretary and	2011	8,300	—	7,350	235	450	16,335
General Counsel	2010	8,700	—	7,350	280	450	16,780

Grants of Plan-Based Awards

The following table sets forth information about the plan-based awards that were granted to our named executive officers during fiscal 2012:

Name	Grant Date				Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)(4)

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(3)
		Threshold($)	Target($)	Maximum($)	Target(#)
Stuart A. Miller(1)	7/2/2012	—	—	—	200,000	—	6,220,000
Rick Beckwitt(1)	7/2/2012	—	—	—	175,000	—	5,442,500
Jonathan M. Jaffe(1)	7/2/2012	—	—	—	125,000	—	3,887,500
Bruce E. Gross(2)	7/2/2012	—	—	—	37,500	—	1,166,250
Mark Sustana(2)	7/2/2012	—	—	—	15,000	—	466,500

(1)	The restricted stock awards granted on July 2, 2012 will vest one-third on July 2, 2013 based on achieving certain performance goals in the last six months of 2012, which were achieved, and will vest with regard to an additional one-third on each of the remaining anniversaries of the grant date. Holders are entitled to the dividends on, and can vote, the unvested shares.
(2)	The restricted stock awards granted on July 2, 2012 will vest with regard to one-third on each of the first three anniversaries of the grant date. Holders are entitled to the dividends on, and can vote, the unvested shares.
(3)	No threshold, target or maximum bonus amounts were established for any of the named executed officers with regard to fiscal 2012.
(4)	The grant date fair value of the restricted stock awards granted on July 2, 2012 was calculated based on the closing price of our Class A common stock on that date, which was $31.10 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at November 30, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable	Option Exercise Price	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Share or Units of Stock That Have Not Vested(6)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6)
Stuart A. Miller	—	—	—	—	575,000	$21,873,000	(1)	—	—
Rick Beckwitt	144,187	—	$13.54	7/23/2013	362,500	$13,789,500	(2)	—	—
Jonathan M. Jaffe	150,000	—	$13.54	7/23/2013	312,500	$11,887,500	(3)	—	—
Bruce E. Gross	—	—	—	—	93,750	$3,566,250	(4)	—	—
Mark Sustana	—	—	—	—	37,500	$1,426,500	(5)	—	—

(1)	Reflects a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on November 30, 2013, a restricted stock award on November 30, 2011 of shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of November 30, 2013 and November 30, 2014, and a restricted stock award on July 2, 2012 of shares of Class A common stock, the unvested portion of which vests as to 66,667 shares on each of July 2, 2013, July 2, 2014 and July 2, 2015, assuming continued employment.
(2)	Reflects a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on November 30, 2013, a restricted stock award on November 30, 2011 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of November 30, 2013 and November 30, 2014, and a restricted stock award on July 2, 2012 of shares of Class A common stock, the unvested portion of which vests as to 58,333 shares on each of July 2, 2013, July 2, 2014 and July 2, 2015, assuming continued employment.
(3)	Reflects a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on November 30, 2013, a restricted stock award on November 30, 2011 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of November 30, 2013 and November 30, 2014 and a restricted stock award on July 2, 2012 of shares of Class A common stock, the unvested portion of which vests as to 41,667 shares on each of July 2, 2013, July 2, 2014 and July 2, 2015, assuming continued employment.
(4)

Reflects a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 18,750 shares on November 30, 2013 a restricted stock award on November 30, 2011 of shares of Class A common stock, the unvested portion of which vests as to 18,750 shares on each of November 30, 2013 and November 30, 2014, and a restricted stock award on July 2, 2012 of shares of Class A common stock, the unvested portion of which vests as to 12,500 shares on each of July 2, 2013, July 2, 2014 and July 2, 2015, assuming continued employment.
(5)	Reflects a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 7,500 shares on November 30, 2013, a restricted stock award on November 30, 2011 of shares of Class A common stock, the unvested portion of which vests as to 7,500 shares on each of November 30, 2013 and November 30, 2014, and a restricted stock award on July 2, 2012 of shares of Class A common stock, the unvested portion of which vests as to 5,000 shares on each of July 2, 2013, July 2, 2014 and July 2, 2015, assuming continued employment.
(6)	Fair value of shares or units of stock that have not vested and unearned shares, units or other rights that have not vested is calculated using the closing sales price of the Class A common stock on November 30, 2012, which was the last trading day of the fiscal year. At November 30, 2012, the closing sales price was $38.04 per share.

Option Exercises and Stock Vested

The following table sets forth information about option exercises and stock vested during fiscal 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Stuart A. Miller
Class A common stock	—	—	500,000	17,688,750
Rick Beckwitt
Class A common stock	355,813	8,840,746	275,000	9,400,875
Jonathan M. Jaffe
Class A common stock	350,000	8,573,005	275,000	9,400,875
Bruce E. Gross
Class A common stock	250,000	4,431,460	56,250	2,139,750
Mark Sustana
Class A common stock	30,000	756,543	32,500	1,078,500

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We did not have a deferred compensation plan, and no named executive officers deferred any compensation during fiscal 2012.

Compensatory Plans and Arrangements

Equity Plans

We have a 2007 Equity Incentive Plan that provides for the granting of up to 25,000,000 shares of Class A or Class B common stock that may be issuable upon the exercise of stock options or stock appreciation rights, or that may be awarded as shares of restricted common stock or other forms of share based awards, to key officers, associates and Directors. The exercise prices of stock options and stock appreciation rights awarded under the 2007 Plan may not be less than the fair value of the applicable class of common stock on the date of the grant. Options granted under the 2007 Plan become exercisable at the time or times determined when the options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Since we adopted the 2007 Equity Incentive Plan, it has been the only plan under which we have made equity-based awards to key officers, associates and Directors. The prior plan (the Lennar Corporation 2003 Stock Option and Restricted Stock Plan) terminated when the 2007 Equity Plan was adopted.

Incentive Compensation Plan

We have a 2012 Incentive Compensation Plan under which the Compensation Committee of our Board of Directors, or a subcommittee of the Compensation Committee, can establish (or delegate to members of our management, the authority to establish) performance goals for our and our subsidiaries’ officers and key associates and determine formulae on the basis of which bonuses will be awarded to those officers and key associates based upon the extent to which they achieve those performance goals. The formula for a person may relate to how we or a subsidiary, division or other operating unit performs, or how it performs compared with other companies or indexes. Possible performance criteria include, among other things, pre-tax income, after-tax income, per share net income, operating income, return on equity, return on invested capital, stock appreciation, reductions in operating costs, customer satisfaction ratings, number of homes sold or number of mortgages originated.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Messrs. Gerard, Gilliam, Landon and Hudson served on our Compensation Committee. During fiscal 2012, none of our executive officers served on the compensation committee or the board of any other entity of which a member of our Compensation Committee was an executive officer or on the compensation committee of any entity of which any of our directors was an executive officer.

Certain Relationships and Related Transactions

Related Party Transactions Policies and Procedures

Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and associates must avoid any activity that does or appears to conflict with the interests of the Company. Our directors, officers and associates are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we seek to become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Questionnaire for Directors and Executive Officers. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and approved, if applicable, by our Conflicts Committee if the person involved is someone other than a director or our chief executive officer or, if the person involved is a director or our chief executive officer, by the Audit Committee of the Board of Directors. Our Conflicts Committee consists of our Chief Financial Officer, our Principal Accounting Officer and our General Counsel. During fiscal 2012, there were no transactions with related persons which our policies and procedures did not require to be reviewed, approved or ratified or regarding which our policies and procedures were not followed.

Relationship with LNR Property Corporation

In 1997, we transferred our commercial real estate investment and management business to LNR Property Corporation, and spun-off LNR to our stockholders. As a result, LNR became a publicly-traded company, and the family of Stuart A. Miller, our Chief Executive Officer and a Director, which had voting control of us, became the controlling shareholder of LNR.

Since the spin-off, we have entered into a number of joint ventures and other transactions with LNR. Many of the joint ventures were formed to acquire and develop land, part of which was subsequently sold to us or other homebuilders for residential building and part of which was subsequently sold to LNR for commercial development. Because Mr. Miller’s family had a controlling interest in LNR, our By-Laws required that all ventures and transactions with LNR be reviewed and approved by an Independent Directors Committee of our Board of Directors.

In 2011, the Miller family disposed of its remaining interest in LNR. In January, 2013 our Board of Directors removed the By-Law requirement that ventures and transactions involving LNR be reviewed and approved by the Independent Directors Committee of our Board.

Aircraft Agreements

In August 2005, Stuart Miller, our Chief Executive Officer, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Miller can sub-lease an aircraft leased by that subsidiary for non-business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established in connection with the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business use. Mr. Miller paid our subsidiary $249,000 under the agreement for his use of the aircraft during fiscal 2012 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

In January 2011, Rick Beckwitt, our President, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Beckwitt can sub-lease a second aircraft leased by that subsidiary for non-business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller. Mr. Beckwitt paid our subsidiary $56,000 under the agreement for his use of the aircraft during fiscal 2012.

In addition to reimbursing the Company for personal use of the aircraft, in February 2009, Mr. Miller entered into an Amended and Restated Aircraft Dry Lease Agreement with us and one of our subsidiaries that, under Federal Aviation Administration rules, permits Mr. Miller, at his option, to pay on behalf of the Company the full cost of all use and ownership of the aircraft, including business use. There were no reimbursements in fiscal 2012, 2011 or 2010. Our independent Directors approved the Amended and Restated Agreement. Federal Aviation Administration rules did not permit Mr. Miller to reimburse the Company for business use of the aircraft under his 2005 Aircraft Time-Sharing Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. They are required to furnish us with copies of the reports they file pursuant to Section 16(a). Based on our review of the copies of reports we have received, we believe that during fiscal 2012, our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis, except that Irving Bolotin filed a Form 4 on February 13, 2012 relating to shares he received for compensation on January 23, 2012.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended November 30, 2012. Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 1994 and our Audit Committee has selected them as our independent registered public accounting firm for fiscal 2013. In “Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm,” our stockholders are being asked to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013. As is described in the discussion of Proposal 3, if our stockholders do not ratify that selection, the effect of that will be to cause the Audit Committee to reconsider whether or not to retain that firm as our independent registered public accountants.

We expect representatives of Deloitte & Touche LLP to be present at our 2013 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for various types of professional services and related expenses during the years ended November 30, 2012 and 2011 were as follows:

Type of Services	Fees during the year ended November 30, 2012	Fees during the year ended November 30, 2011
Audit Fees	$3,280,000	$2,894,000
Audit-related Fees	$101,000	$357,000
Tax Fees	$237,000	$345,000

Total	$3,618,000	$3,596,000

Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters. Audit-related services primarily include assistance in understanding and applying financial accounting and reporting standards and accounting assistance with regard to proposed transactions. Tax services are tax planning, tax compliance services and tax return preparation. All other fees are fees that do not fall into the specific types of services. There were no other fees for the year ended November 30, 2012 and 2011.

Audit Committee Pre-Approval Policy

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by a de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2012, the Audit Committee pre-approved all services provided by Deloitte.

Auditor Independence

Our Audit Committee has been informed of the types of services that Deloitte has provided to us and has determined that Deloitte’s providing those services to us is compatible with Deloitte maintaining its independence from us.

Report of the Audit Committee

The following statement is furnished by the Audit Committee of Lennar Corporation and is not to be incorporated by reference into any document that we file with the Securities and Exchange Commission.

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2012 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2012, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012 that has been filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2013.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard Section 380, Communication with Audit Committees, and Rule 2-07 of Securities and Exchange Commission Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2012 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:

Sherrill W. Hudson, Chairperson;

Irving Bolotin;

Steven L. Gerard;

R. Kirk Landon

Proposal 1: Election of Directors

Our Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has designated the eight persons described in the section of this proxy statement captioned “Board of Directors” as nominees for election as Directors to serve until the next annual meeting of our stockholders. All of the nominees are currently serving as Directors of our company. Directors will be elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of all the Board nominees, except to the extent that a particular proxy withholds authorization to vote for one or more nominees. Each of the Board nominees has indicated that he is willing and able to serve as a Director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, either the number of directors constituting the entire Board will be reduced or the proxies will be voted for the election of a substitute nominee that the Board of Directors will designate based upon a recommendation from its Nominating and Corporate Governance Committee. We provide biographical information about each nominee for Director in the section of this proxy statement captioned “Biographical Information about Our Director Nominees.”

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director described above. Proxies that are executed and returned will be voted FOR the election of each of those nominees, except to the extent that particular proxies contain instructions not to vote for particular nominees.

Proposal 2: Advisory Vote on the Company’s Compensation of Named Executive Officers

Section 14A(a)(1) of the Securities Exchange Act of 1934, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that not less frequently than once every three years a proxy for an annual or other meeting of shareholders which is required by the SEC’s proxy solicitation rules to include disclosure of executive compensation must include a separate resolution subject to shareholder vote to approve the compensation of named executive officers as disclosed pursuant to the applicable SEC disclosure requirement. That stockholder vote is not binding on us or on our Board of Directors. At our 2012 Annual Meeting of Stockholders, in a non-binding advisory vote, our stockholders favored holding the vote to approve the compensation of named executive officers every year, which is what our Board of Directors had recommended. Accordingly, our Board of Directors determined to hold a non-binding advisory vote of the shareholders on the compensation of our named executive officers at every Annual Meeting. Accordingly, at the Annual Meeting of Stockholders, our stockholders will be asked to vote for or against, or to abstain from voting with regard to, approval of a resolution stating:

RESOLVED, that the stockholders of Lennar Corporation approve the compensation of the named executive officers described in the Proxy Statement dated March 1, 2013 relating to the Corporation’s 2013 Annual Meeting of Stockholders.

This Proxy Statement, and in particular the sections of this Proxy Statement captioned “Compensation Committee,” “Effects of our Compensation Programs on Risk,” “Executive Compensation” (including the subsections captioned “Compensation Discussion and Analysis,” “Summary Compensation Table,” “Grants of Planned-Based Awards,” “Outstanding Equity Awards at Fiscal-Year End,” and “Option Exercises and Stock Vested,”) and “Compensatory Plans and Arrangements,” contains a substantial amount of information relating to how we compensate our named executive officers. You should carefully read the information in those sections in order to decide how to vote with regard to this Proposal.

The resolution that is the subject of this Proposal will be deemed to be approved by the stockholders if a majority of the votes cast with regard to the resolution are cast in favor of it.

Vote not Binding

Section 14A(c) of the Securities Exchange Act states that a shareholder vote of the type referred to in Section 14A(a) (i.e., a vote on executive compensation of the type that is the subject of this Proposal) shall not be binding on the issuer or the Board of Directors of the issuer and may not be construed —

(1)	As overruling a decision by such issuer or Board of Directors;

(2)	To grant or imply any change in the fiduciary duties of such issuer or Board of Directors;

(3)	To grant or imply any additional fiduciary duties for such issuer or Board of Directors; or

(4)	To restrict or limit the ability of shareholders to make proposals for resolutions in proxy materials relating to executive compensations.

In other words, the vote that is the subject of this Proposal will not be binding upon us or upon our Board or its Compensation Committee. Accordingly, even if a majority of the votes cast by our stockholders with regard to the resolution are cast against it, our Board of Directors and its Compensation Committee will not be required to cause us to change our compensation programs, and even if a majority of the votes cast with regard to the resolution are cast in favor of it, our Board of Directors and its Compensation Committee will not be precluded from changing our compensation programs. Nonetheless, if the vote on executive compensation indicates a clear stockholder preference, the Board of Directors and the Compensation Committee would consider that in setting executive compensation for next year.

Our Board of Directors unanimously recommends a vote FOR the proposal to approve the compensation of named executive officers described in this proxy statement. Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2013, and the Board has directed that management submit the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since fiscal 1994. Information about the fees paid to Deloitte during our 2011 and 2012 fiscal years can be found in the section of this proxy statement captioned “Independent Registered Public Accounting Firm.”

Neither the Company’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes that are cast with regard to the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Our Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Proxies that are executed and returned will be voted FOR that proposal except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Other Matters

Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournments of the Annual Meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2012, is being distributed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, Attn: Investor Relations, 700 Northwest 107th Avenue, Miami, Florida 33172, or by visiting our website at www.lennar.com.

Stockholder Proposals and Stockholder Nominations for Director

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act. To be eligible for inclusion in our 2014 Annual Meeting Proxy Statement, stockholder proposals must be received by our Office of the General Counsel at 700 Northwest 107th Avenue, Miami, Florida 33172 no later than November 1, 2013.

In addition, in accordance with Rule 14a-4 under the Securities Exchange Act, the persons named in the proxies solicited by our management will have the right to exercise discretionary voting authority with respect to any proposal that is submitted by a stockholder after January 16, 2014 that we are not asked to include in our Proxy Statement for the 2014 Annual Meeting of Stockholders.

Communication with the Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by employees, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com
By telephone to:	1-800-503-1531
By mail addressed to:	The Network Attention: Lennar Corporation 333 Research Court Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com
By telephone to:	1-800-503-1534

By Order of the Board of Directors,

/s/ Mark Sustana

Secretary and General Counsel

Miami, Florida

March 1, 2013

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Irving Bolotin 02 Steven L. Gerard 03 Theron I. (Tig) Gilliam 04 Sherrill W. Hudson 05 R. Kirk Landon
06 Sidney Lapidus 07 Stuart A. Miller 08 Jeffrey Sonnenfeld

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2 To approve the Company’s compensation of named executive officers (a non-binding “say-on-pay” vote).					☐	☐	☐
3 To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2013.					☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

LENNAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF LENNAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS ON APRIL 10, 2013

The undersigned appoint(s) Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN. B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 10, 2013 at 700 Northwest 107th Avenue, Second Floor, Miami, Florida, 33172 and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD’S DIRECTOR NOMINEES, FOR PROPOSAL 2 TO APPROVE THE COMPANY’S COMPENSATION OF NAMED EXECUTIVE OFFICERS, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE